AGREEMENT, made and entered into as of this 21st day of November, 1994 by and between AIR & WATER TECHNOLOGIES CORPORATION, a Delaware corporation (on behalf of and, unless otherwise clearly indicated by context, including its subsidiaries and affiliates, the "Company") and ECKARDT C. BECK (the "Executive").

	       WHEREAS, the Executive was employed by the Company as its Chairman of the Board of Directors and Chief Executive Officer, pursuant to the terms of the Employment Agreement dated as of August 20, 1991, as amended by Amendment No. 1 thereto dated July 31, 1992, Amendment No. 2 thereto dated August 2, 1993 and Amendment No. 3 thereto dated March 17, 1994 (the "Employment Agreement");

	       WHEREAS, the Executive's employment with the Company terminated effective June 14, 1994; and

	       WHEREAS, the Company and the Executive desire to enter into an agreement relating to all aspects of their relationship following such termination of employment, which agreement will be entered into in consideration of the cancellation of and in full settlement of all rights and obligations outstanding pursuant to the Employment Agreement or arising from any other source;

	       NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants, understanding and agreements hereinafter contained, the parties do hereby mutually covenant and agree as follows:

	       1. Tender of Resignation. The Executive hereby acknowledges that his employment by the Company terminated effective June 14, 1994, and the Company hereby acknowledges the Executive's resignation as a director of the Company, effective October 17, 1994.

	       2. Noncompetition and Confidentiality. (a) The Executive agrees that at no time during the period beginning on June 14, 1994 and ending on December 31, 1999, will the Executive directly or indirectly in any capacity (i) engage in any business which is directly or indirectly in competition with any line of business presently conducted by the Company (a "Competitive Business"), or (ii) solicit Comptetive Business from or engage in the sale of Competitive Business goods to or performance of Competitive Business services for any person who is presently a customer or client of the Company.

	       (b) The Executive acknowledges that the Company's trade secrets, information concerning products and their development, technical information, marketing, investment, and sales activities and procedures, promotion and pricing techniques and credit and financial data concerning the Company, and any information of third parties made available to the Company directly or indirectly pursuant to licensing or franchise agreements (the "Proprietary Information") are valuable, special and unique assets of the Company, access to and knowledge of which have been gained by virtue of the Executive's position and involvement with the Company. The Executive agrees that all Proprietary Information obtained by the Executive as a result of any such position or involvement shall be considered confidential. In recognition of such fact, the Executive agrees that the Executive will not disclose any of such Proprietary Information to any person or other entity for any reason or purpose whatsoever (unless compelled by law, court order or governmental process), and that the Executive will not make use of any Proprietary Information for his own purposes or for the benefit of any person or other entity.

	       (c) The Executive also agrees that during the period beginning on June 14, 1994 and ending on December 31, 1999 Executive will not, without the prior written consent of the Company, directly or indirectly, recruit, seek to recruit, or hire any present or former employee of the Company until at least one (1) year has passed after the termination of such person's employment by the Company.

	       (d) The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 2 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

	       (e) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this
Section 2 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability any of the other restrictions contained herein.

	       (f) In consideration of the Executive's prior services, and in consideration of his agreements and covenants in this Section 2, the Company agrees to pay the executive $24,800.00 per month during the period beginning on January 1, 1995 and ending on December 31, 1999 (the "Term"), which amount shall be subject to all applicable withholding taxes. Such payments will be made monthly, in accordance with the Company's normal payroll practices.

	       3. Medical Insurance. (a) During the Term, the Company will reimburse the Executive up to $10,000 (which amount shall be subject to all applicable withholding taxes) per twelve-month period for the purchase of health and medical insurance for the Executive and his spouse.

	       (b) The Executive shall provide documentation of any premium paid by him for such insurance as a condition of reimbursement under Section 3(a).

	       (c) The Company's reimbursement obligation under this Section 3 shall terminate immediately upon the Executive's becoming employed or retained by an entity that makes medical insurance available to its employees.

	       4.    Additional Amounts.      (a)  In regard to an outstanding
loan from the Company to the Executive, the Company agrees that as of January 1, 1995 and on January 1 of each of the four succeeding years, unless the Executive breaches his obligations under this Agreement or under any of the Ancillary Agreements, as defined in Section 10, the Company will forgive a portion of the amount of such loan which is outstanding on any such date, which portion shall be a fraction the numerator of which shall be one and the denominator of which shall be: 5 in 1995, 4 in 1996, 3 in 1997, 2 in 1998 and 1 in 1999. In the event that the Executive breaches any of his obligations under this Agreement (including any of the Ancillary Agreements), the then outstanding balance of the loan shall thereupon immediately become due and payable.

	       (b) The Company will pay the Executive $330,000, which amount is intended to defray in whole or in part various withholding tax and other withholding obligations arising in connection with or pursuant to this Agreement. This amount shall be applied as follows: (i) to satisfy any withholding obligations arising in connection with the application of such amount or portion thereof in accordance with this Section 4(b), (ii) to satisfy any withholding obligations arising in connection with the forgiveness of indebtedness pursuant to Section 4(a) and (iii) to satisfy any other unsatisfied withholding obligations arising in connection with other payments to the Executive or other provisions of this Agreement. If any of the above amount remains after satisfaction of all withholding obligations described above during any year in the Term, such remaining amount shall be retained and applied as set forth above to withholding obligations arising in subsequent years of the Term. If, and only if, any of the above amount of $330,000 remains after full satisfaction of all withholding obligations of the Company arising out of or in connection with this Agreement, such remaining amount will be paid to the Executive within 30 days following such determination.

	       5. Consulting. (a) The Executive agrees to make himself available throughout the Term to serve, and the Company agrees to engage the Executive, as a consultant to the Company, in accordance with the provisions of a consulting agreement (the "Consulting Agreement") substantially in the form of the agreement attached hereto as Exhibit A.

	       (b) In consideration of the Executive's entering into the Consulting Agreement, the Company will pay the Executive $8,333 per month in accordance with the provisions of the Consulting Agreement.

	       6. Miscellaneous. (a) Upon execution and delivery of this Agreement, the Company will deliver to the Executive any and all preferred stock certificates and other indicia of ownership of a membership interest in Metedeconk National Golf Club, Inc.

	       (b) In consideration of such transfer, the Executive shall pay to the Company $50,000, of which amount $12,500 per month shall be withheld from the monthly payments otherwise owed to the Executive under
Section 2(f) until fully satisfied.

	       7. Stock Options. All stock options held by the Executive at the time of his termination of employment shall be cancelled.

	       8. Toth Litigation. (a) The Executive shall have no obligation to reimburse the Company for any legal fees and expenses incurred or advanced by the Company on the Executive's behalf prior to September 1, 1994 in connection with the lawsuit bearing Docket No. SOM-L-3230-91, in the Superior Court of New Jersey, Law Division, Somerset County, captioned Douglas Toth Building Contractor, Inc. v. Eckardt and Barbara Beck (the "Toth Litigation").

	       (b) The Executive shall be responsible for the fees and expenses incurred by himself and his spouse on and after September 1, 1994 in connection with the Toth Litigation. The Company shall be responsible for the fees and expenses incurred by Lerman Design Corp. ("Lerman") in the Toth Litigation.

	       9. General Release. It shall be a condition to the effectiveness of this Agreement that the Executive shall have entered into a general release (the "Release") substantially in the form attached hereto as Exhibit B and that the Company shall have granted the Executive a general release satisfactory to both parties.

	       10. Toth Release. It shall be a condition to the effectiveness of this Agreement that the Executive shall have entered into a Release, Covenant not to Sue and Indemnity Agreement (the "Toth Release" and, together with the Release and the Consulting Agreement, the "Ancillary Agreements") in the form attached hereto as Exhibit C. Notwithstanding the Executive's execution of the Release or the Toth Release, Executive does not waive any rights to which Executive may be entitled (i) to seek to enforce this Agreement or (ii) to seek unemployment compensation benefits or benefits under retirement plans maintained by the Company.

	       11. Confidentiality; No Disparagement. (a) The Company and the Executive each agree not to cause or participate in the publication of any information concerning the facts underlying the termination of the Executive's employment with the Company or the terms and conditions of this Agreement (including the Ancillary Agreements) to anyone. This provision shall not prevent the Company from making any such disclosure which is required by law and shall not prevent the Executive from disclosing such information to the Executive's immediate family, an outplacement counseling service, or to the Executive's legal counsel and accountants in order to obtain professional advice or to any financial institution or credit agency in order to obtain personal financing; provided that such family members, service providers and advisors are advised as to and agree to observe the confidentiality of such information.

	       (b) The Company and the Executive each agree that it or he, as the case may be, shall not make disparaging statements or representations, or otherwise communicate disparagingly, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the other party, its or his business or reputation, including, in the case of the Company, its subsidiaries, affiliates, successors or their officers, directors, employees, business or reputation. From and after the date hereof, the Executive shall communicate directly with the Company's General Counsel (presently Douglas A. Satzger, Esq.) regarding any matters relating to the Company and shall otherwise not contact or attempt to contact the Company, its officers, directors, shareholders, employees or agents regarding any matters relating to the Company, unless such person first contacts the Executive.

	       (c) The Company shall give the Executive at least thirty days prior written notice specifying any conduct being engaged in by the Executive which the Company regards as being in violation of this Agreement before pursuing any remedies it may have hereunder, during which period the Executive may cure any such violation.

	       12. Arbitration. (a) Any and all claims against the Company or against any of the Company's employee benefit plans, trusts, committees or boards or any past or present owners, stockholders, agents, independent contractors, servants, directors, officers, employees, supervisors, trustees, fiduciaries, administrators, sponsors, representatives or attorneys of any of the foregoing (all of such parties other than the Company being hereinafter referred to as the "Other Defendants") arising out of or relating to (i) this Agreement or (ii) any breach of any provision of this Agreement shall be settled by arbitration. Such arbitration proceeding shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect, by a single arbitrator, and shall be held in Branchburg, New Jersey or such other location as the parties mutually agree to in writing. The arbitrator shall not have the power to award punitive damages. Each party shall bear his or its own costs of the arbitration proceeding. The judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction thereof. Before resorting to arbitration, the parties agree first to try in good faith to settle the dispute by mediation administered by the AAA under its Commercial Mediation Rules. With respect to claims that are within the scope of this Section 12(a), if the Executive has the same, similar or related claims against any of the Other Defendants, and if the Executive seeks to litigate such claims against the Other Defendants in a civil action or any other proceeding (including before an administrative agency), the Executive agrees that any of all of such Other Defendants may compel the Executive to arbitrate his claims against them pursuant to the terms of this Section 12.

	       (b) The arbitrator selected by the parties pursuant to the AAA rules shall have expertise in commercial arbitration and shall hear and determine the case promptly. The burden of persuasion shall at all times be upon the party seeking relief.

	       (c) In the event the Executive files suit in a court of competent jurisdiction and asserts that certain claims are not subject to arbitration under this Section 12 because of the limitation on the power of the arbitrator to award punitive damages (the "Limitation"), the parties agree that they will request the court to resolve that legal issue on an expedited basis, and if the court rules in favor of the Executive on the Limitation issue, the parties agree as follows: (i) the arbitration shall proceed as if this Section 12 did not contain such Limitation; (ii) the parties will request the court to enter judgment in favor of the Executive on the Limitation issue, at which time the Company may appeal that ruling; (iii) in the event the arbitrator determines that the Executive is entitled to punitive damages, the punitive damages aspect of the arbitrator's award will be stayed pending the exhaustion or lapse of all rights of appeal of the Company under (ii) immediately above; and (iv) in the event an appellate court rules in favor of the Company on the Limitation issue, the arbitrator shall vacate the award of punitive damages.

	       The procedures set forth in this subparagraph (c) shall also apply in the event the Executive seeks relief in some other tribunal, such as an administrative agency, and the Company files a civil action to compel arbitration.

	       (d) Any provision of this Agreement to the contrary notwithstanding, subparagraph (a) immediately above shall not be construed or interpreted to preclude the Company from filing suit in a court of competent jurisdiction in order to enforce its rights and remedies under Section 2 of this Agreement. In any such suit, the court is empowered to and shall resolve any dispute as to whether the claim asserted by the Company is within the scope of Section 2 of this Agreement, and the court shall not refer such dispute to arbitration.

	       13. Entire Agreement; Amendment. This Agreement, including the Ancillary Agreements, shall supersede the Employment Agreement in its entirety as well as any other existing agreements between the Executive and the Company or any of its subsidiaries or affiliates relating to the terms of the Executive's employment, and contains the entire understanding of the parties with respect to the Executive's resignation and the termination of the Executive's employment and the relationship of the parties following such resignation and termination. This Agreement may not be altered, modified or amended except by a written agreement signed by both parties hereto.

	       14. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

	       15. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

	       16. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, the Other Defendants and their respective heirs, executors, administrators, representatives, successors and assigns. Upon the death of the Executive, payments by the Company shall continue to be made in accordance with this Agreement to his estate. This Agreement shall not be assignable by the Executive.

	       17. Acknowledgement. The Executive acknowledges that Executive has carefully read this Agreement, fully understands and accepts all of its provisions and signs it voluntarily of Executive's own free will. The Executive further acknowledges that Executive has been provided a full opportunity to review and reflect on the terms of this Agreement and to seek the advice of legal counsel of the Executive's choice.

	       18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

	       19. Withholding. The parties agree that the Executive shall be obligated to pay, and the Company shall be entitled to withhold from any amounts payable to the Executive hereunder or from any other payments owing to the Executive from the Company or from any other source, all amounts required to be withheld by the Company in respect of any payments to the Executive hereunder or in respect of any of the provisions of this Agreement or the Ancillary Agreements by applicable federal, state and local tax law and by applicable social security, medicare or similar law.

	       20. Setoff. The Company shall not have the right to set off against amounts owed to the Executive hereunder any amount that may hereafter be owed by the Executive to the Company, except for amounts owed by the Executive under Sections 6(b), 8(b) or 19 of this Agreement or under Paragraph 10 of the Consulting Agreement.

	       21. Notices. All notices required to be transmitted herein shall be sent in writing and by first class mail or hand delivery as follows:


	       If to the Executive:          Eckardt C. Beck
					     5801 NW 24th Ave.
					     Boca Raton, FL  33496

		     After 1/31/95:          6345 NW 26th Terrace
					     Boca Raton, FL  33496


		    With a copy to:          Norman J. Peer, Esq.
					     Wilentz, Goldman & Spitzer
					     90 Woodbridge Center Drive
					     P.O. Box 10
					     Woodbridge, NJ 07095-0958



		  If to the Company:         Air & Water Technologies
					       Corporation
					     P.O. Box 1500
					     Somerville, NJ 08876

					     Attn:  General Counsel

or to such other address as one party shall have notified the other party in like fashion.

	       22. Default. Any alleged breach of or default under this Agreement shall be communicated to the party alleged to be in breach or default by the other party in writing, and the recipient of any such notice shall have at least fifteen days, except as otherwise expressly set forth herein, after receipt of such notice to cure such breach or default before the party sending any such notice may pursue any remedy available to such party under this Agreement.

	       23. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

	       IN WITNESS WHEREOF, the Company, on behalf of itself and its subsidiaries and affiliates, and the Executive have duly executed this Agreement as of the day and year first above written.


				 /s/ Eckardt C. Beck
				 ------------------------
				     ECKARDT C. BECK



				 AIR & WATER TECHNOLOGIES
				  CORPORATION


				 By: /s/ Douglas A. Satzger
				     ------------------------
				     Name:
				     Title: